Exhibit 10.11

TESLA MOTORS, INC.

RELOCATION AGREEMENT

This Relocation Agreement (“Agreement”) is entered into as of October 31, 2008 (“Effective Date”), by Deepak Ahuja and Tesla Motors, Inc.

PURPOSE

On June 14, 2008, Ahuja entered into at-will employment with Tesla pursuant to an offer letter dated June 13, 2008 (the “Offer Letter”) for employment commencing July 31, 2008 (the “Employment Commencement Date”). Tesla requires Ahuja to relocate from his current residence to Tesla headquarters offices in San Carlos, California (“Primary Work Location”), to perform the duties customarily associated with his position as Chief Financial Officer. Ahuja’s Primary Work Location will be a location that is at least 50 miles from his current residence.

The Parties agree that this Agreement supersedes the Offer Letter with respect to the relocation benefits provided in the Offer Letter to bring the relocation benefits into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and other guidance promulgated thereunder (collectively “Section 409A”).

The Parties agree as follows:

AGREEMENT

1. Rental Payments. Tesla will reimburse Abuja for rental payments up to $5,000 per month for a residence for Ahuja and Ahuja’s family for a period not to exceed one (1) year from the Employment Commencement Date. Subject to the foregoing, Tesla agrees to reimburse Ahuja for the amount stipulated in Ahuja’s lease, which has been provided to Tesla, split equally between the two paychecks in the month for the month in which Ahuja makes his monthly rental payment, in accordance with its normal payroll procedures. Tesla will “gross up” Ahuja monthly rental reimbursements, such that Ahuja receives the amount stipulated in the lease on an after-tax basis.

2. Costs for Sale of Current Residence. Tesla will reimburse Ahuja for any sales commissions and closing costs associated with the sale of his current residence in Michigan, not in excess of $70,000 (“Sale Costs”), provided however, that in the event Ahuja voluntarily terminates his employment with Teals at any time within 18 months of commencement of employment, then he will repay the Sale Costs to Tesla. Ahuja will submit a written reimbursement request and all supporting invoices and documentation within 30 days of incurring such Sale Costs. Provided all conditions for reimbursement have been met, Tesla will reimburse Ahuja for the Sale Costs on the first payroll date in calendar year 2009.

3. Moving Costs. Tesla will reimburse Ahuja for the reasonable costs of transporting Ahuja’s household goods and personal effects and up to two cars, including packing and unpacking of all goods and insurance for the full value while in transit (“Moving Costs”), provided that Ahuja obtains at least three (3) estimates for moving services and consults with Tesla before selecting a company to provide such services. Tesla will reimburse Ahuja within a reasonable time after receiving his written reimbursement request and all supporting invoices and documentation; provided however, that to the extent such supporting invoices and documentation; provided however, that to the extent such reimbursements are taxable to Ahuja under the Code, Tesla will reimburse Ahuja for his moving costs on or before December 31, 2008.

4. Code Section 409A. The Parties agree to work together in good faith to consider either (i) amendments to the Agreement; or (ii) revisions to the Agreement with respect to the reimbursement payments to be provided hereunder, which are necessary or appropriate to avoid imposition of any additional tax or income recognition under Section 409A prior to the actual payment to Ahuja. It is intended that the reimbursements under this Agreement comply with Section 409A. In no event will Tesla reimburse Ahuja for any taxes that may be imposed on him as a result of Section 409A.

5. Entire Agreement. This Agreement constitutes the entire agreement of the Parties and supersedes in its entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the Parties with respect to the subject matter hereof, including, without limitation, the Offer Letter. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

6. Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Ahuja and by an authorized officer of Tesla (other than Ahuja).

7. Choice of Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

8. Withholding. Tesla will withhold applicable income and employment taxes on any payment made pursuant to this Agreement to the extent Tesla has an obligation to withhold on such payment.

The Parties have executed this Agreement on the respective dates set forth below.

TESLA MOTORS, INC.		Deepak Ahuja

By:	/s/ Elon Musk	/s/ Deepak Ahuja

Title:	CEO

Date:	Nov 7, 2008	Date: Nov 12, 2008

June 4, 2009

Deepak Ahuja

Re: Amendment to Relocation Agreement

Dear Deepak:

Pursuant to our discussion, this letter specifies changes that Tesla Motors will make to the Relocation Agreement dated October 31, 2008.

The first sentence of section One of the agreement concerning rental payments, will be changed to read as follows:

“Tesla will reimburse Ahuja for rental payments up to $5,000 per month for a residence for Ahuja and Ahuja’s family through December 31, 2009.”

All other terms shall remain in effect.

Very truly yours,

Tesla Motors, Inc.

/s/ Craig W. Harding
Craig W. Harding
General Counsel and Secretary
cc: Zack Smoll

/s/ Deepak Ahuja
Deepak Ahuja

Date: 6/4/09